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                                                                    Exhibit 99.1


For Immediate Release                   For Further Information Contact:
Tuesday, June 13, 2000                  Robert E. Phaneuf
                                        Vice President - Corporate Development
                                        (918) 592-0101



                 VINTAGE PETROLEUM, INC. DECLARES CASH DIVIDEND


     Tulsa, Oklahoma - Vintage Petroleum, Inc. today announced its board of directors has authorized a cash dividend of three cents per share increasing the company's quarterly dividend rate by 20 percent. This represents the seventh increase in the company's quarterly cash dividend rate since dividends were initiated in 1992. The company said the dividend will be paid July 6, 2000, to stockholders of record on June 27, 2000.

     Vintage Petroleum, Inc. is an independent energy company engaged in the acquisition, exploitation, exploration and development of oil and gas properties and the gathering and marketing of natural gas and crude oil. Company headquarters are in Tulsa, Oklahoma, and its common shares are traded on the New York Stock Exchange under the symbol VPI.